Exhibit 99.1

EARNINGS RELEASE

For Immediate Release

Contact:	Joseph Espeso (203) 853-0700
Senior Vice President, Finance

BOLT TECHNOLOGY REPORTS FISCAL YEAR 2004 RESULTS

NORWALK, CT., September 2, 2004 – Bolt Technology Corporation (AMEX:BTJ) today announced financial results for the fourth quarter and fiscal year ended June 30, 2004.

Fiscal year 2004 sales increased by 37% to $14,806,000 from $10,842,000 last year and net income amounted to $853,000 or $0.16 per diluted share compared to a net loss of ($161,000) or ($0.03) per diluted share last year.

Sales for the fourth quarter increased by 32% to $3,978,000 from $3,010,000 in last year’s fourth quarter and net income amounted to $89,000 or $0.02 per diluted share compared to $2,000 or $0.00 per diluted share last year.

Raymond M. Soto, Bolt’s chairman, president and chief executive officer, said, “We are pleased to report that the results for fiscal year 2004 represent a substantial improvement from fiscal 2003. The improvement primarily reflects higher sales levels in our geophysical equipment segment due to increased marine seismic activity as well as higher sales levels and improved operating results in our industrial products segment due to the improved U.S. economy. Our balance sheet also strengthened considerably from June 30, 2003.”

Soto continued, “We are hopeful that increased marine seismic activity will continue into fiscal year 2005 given the strong prevailing fundamentals which include the high price of oil and increased worldwide energy demand.”

Bolt Technology Corporation is a leading worldwide developer and manufacturer of seismic energy sources and underwater connectors used in offshore exploration for oil and gas. Bolt also designs, manufactures and sells precision miniature industrial clutches, brakes and electric motors.

Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Act of 1995. The words “estimate,” “project,” “anticipate,” “expect,” “predict,” “believe” and similar expressions are intended to identify forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainties, including, without limitation, risks associated with decreased demand for the Company’s products due to fluctuation in energy industry activity, reliance on certain significant customers, significant amount of foreign sales and other risks detailed in the Company’s filings with the Securities and Exchange Commission. Forward-looking statements involve a number of risks and uncertainties which could cause actual results or events to differ materially from those currently anticipated.

BOLT TECHNOLOGY CORPORATION

FINANCIAL SUMMARY

	Quarter ended June 30,		Year ended June 30,
	2004	2003	2004	2003
Sales	$3,978,000	$3,010,000	$14,806,000	$10,842,000
Income (loss) before taxes	130,000	(99,000)	1,308,000	(335,000)
Income taxes	41,000	(101,000)	455,000	(174,000)
Net income (loss)	89,000	2,000	853,000	(161,000)
Per share:
Basic and diluted	$0.02	$0.00	$0.16	$(0.03)
Average shares outstanding:
Basic	5,414,000	5,414,000	5,414,000	5,414,000
Diluted	5,498,000	5,429,000	5,489,000	5,414,000

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